Exhibit 3.2

RESTATED ARTICLES OF EQT CORPORATION

(As amended through ~~April 17, 2013~~November 13, 2017)

First:  The name of the Company is EQT CORPORATION.

Second:  The location and post office address of its current registered office in the Commonwealth of Pennsylvania is c/o CT Corporation System, Allegheny County.

Third:  The purposes for which the Company is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania are to engage in, and to do any lawful act concerning, any or all lawful business for which corporations may be incorporated under said Business Corporation Law, including but not limited to:

A.            the supply of heat, light and power to the public by any means;

B.            the production, purchase, generation, manufacture, transmission, transportation, storage, distribution and supplying of natural or artificial gas, steam or air conditioning, electricity, or any combination thereof to or for the public; and

C.            manufacturing, processing, owning, using and dealing in personal property of every class and description, engaging in research and development, the furnishing of services, and acquiring, owning, using and disposing of real property of every nature whatsoever.

Fourth:  The term of the Company’s existence shall be perpetual.

Fifth:  The aggregate number of shares which the Company shall have authority to issue shall be:

(a)           3,000,000 shares of Preferred Stock, without par value; and

(b)           320,000,000 shares of Common Stock, without par value.

The designations, preferences, qualifications, limitations, restrictions, and the special or relative rights in respect of the Preferred Stock and of the Common Stock of the Company, and a statement of the authority hereby vested in the Board of Directors of the Company to fix and determine the designations, preferences, qualifications, limitations, restrictions, and special or relative rights in respect of all series of the Preferred Stock shall be as follows:

Division A:  THE PREFERRED STOCK

1.1          Preferred Stock.  The Preferred Stock may be divided into and issued in series.  The Board of Directors is hereby expressly authorized, at any time or from time to time, to divide any or all of the shares of the Preferred Stock into series, and in the resolution or resolutions establishing a particular series, before issuance of any of the shares thereof, to fix and determine the designation and the relative rights and preferences of the series so established, to the fullest extent now or hereafter permitted by the laws of the Commonwealth of Pennsylvania, including, but not limited to, the variations between different series in the following respects:

(a)           the distinctive serial designation of such series;

(b)           the annual dividend rate for such series, and the date or dates from which dividends shall commence to accrue;

(c)           the redemption price or prices, if any, for shares of such series and the terms and conditions on which such shares may be redeemed;

(d)           the provisions for a sinking, purchase or similar fund, if any, for the redemption or purchase of shares of such series;

(e)           the preferential amount or amounts payable upon shares of such series in the event of the voluntary or involuntary liquidation of the Company;

(f)            the voting rights, if any, of shares of such series;

(g)           the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of securities of the Company into which such shares may be converted;

(h)           the relative seniority, parity or junior rank of such series with respect to other series of Preferred Stock then or thereafter to be issued; and

(i)            such other terms, limitations and relative rights and preferences, if any, of shares of such series as the Board of Directors may, at the time of such resolutions, lawfully fix and determine under the laws of the Commonwealth of Pennsylvania.

Division B:  PROVISIONS APPLICABLE TO BOTH THE
PREFERRED STOCK AND THE COMMON STOCK

2.1          Voting Rights.  Except as provided in this Section 2.1, the holders of the Common Stock shall have exclusive voting rights for the election of Directors and for all other purposes and shall be entitled to one vote for each share held.  The holders of the Preferred Stock shall have no voting rights except as may be provided with respect to any particular series of the Preferred Stock by the Board of Directors pursuant to Subdivision 1.1 of Division A hereof.  On any matter on which the holders of the Preferred Stock shall be entitled to vote, they shall be entitled to vote as established by the Board of Directors pursuant to Subdivision 1.1 of Division A hereof.

A nominee for director shall be elected to the Board of Directors at a meeting of shareholders if the votes by the shareholders entitled to vote in the election cast for such nominee exceed the votes cast against such nominee’s election (excluding abstentions), provided, that if the number of nominees exceeds the number of directors to be elected, then the nominees receiving the highest number of votes up to the number of directors to be elected shall be elected.  No shareholder shall in any election of directors have any right to cumulate his votes and cast them for one candidate or distribute them among two or more candidates.  The foregoing provisions of this paragraph shall not be changed with respect to any class of stock unless the holders of record of not less than two-thirds of the number of shares of such class of stock then outstanding shall consent thereto in writing or by voting therefor in person or by proxy at the meeting of shareholders at which any such change is considered.

2.2          Pre-emptive Rights.  The Company may issue shares of any class of stock, option rights, or securities having conversion or option rights, without first offering them to the holders of Common Stock or Preferred Stock.  The provisions of this Subdivision shall be effective to eliminate and deny any preemptive right which may exist or may have existed in respect of any outstanding shares.

2.3          Amendments to By-Laws.  The Board of Directors may make, amend and repeal the By-Laws with respect to those matters which are not, by statute, reserved exclusively to the shareholders, subject always to the power of the shareholders to change such action as provided herein.  No By-Law may be made, amended or repealed by the shareholders unless such action is approved by the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of directors, voting together as a single class, unless such action has been previously approved by a two-thirds vote of the whole Board of Directors, in which event (unless otherwise expressly provided in the Articles or the By-Laws) the vote specified by applicable law for valid shareholder action shall be required.

2.4          Amendments to Articles.  Subject to the voting rights given to any particular series of the Preferred Stock by the Board of Directors pursuant to Subdivision 1.1 of Division A hereof, and except as may be specifically provided to the contrary in any other provision in the Articles with respect to amendment or repeal of such provision, the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of directors, voting together as a single class, shall be required to amend the Articles of the Company or repeal any provision thereof, unless such action has been previously approved by a two-thirds vote of the whole Board of Directors, in which event (unless otherwise expressly provided in the Articles) such shareholder approval as may be specified by law shall be required.

2.5          General.  The Company may issue and dispose of any of its authorized shares for such consideration as may be fixed by the Board of Directors subject to the laws then applicable.

Division C:  BOARD OF DIRECTORS;
CLASSIFICATION; REMOVAL; VACANCIES

3.1          The business and affairs of the Company shall be managed by a Board of Directors comprised as follows:

(a)           The Board of Directors shall consist of not less than 5 nor more than ~~12~~15 persons, the exact number to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority vote of the directors then in office.

(b)           Each person elected as a director of the Company after the 2013 annual meeting of shareholders, whether to succeed a person whose term of office as a director has expired (including the expiration of such person’s term) or to fill any vacancy, shall be elected for a term expiring at the next annual meeting.  Each director elected at or prior to the 2013 annual meeting of shareholders shall be deemed to serve as a member of the class of directors to which he or she was so elected for the term elected.  At and after the 2016 annual meeting of shareholders, the directors shall no longer be classified with respect to the time for which they hold office.  Notwithstanding the foregoing, each director elected shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

(c)           Any director, any class of directors (if the Board of Directors is then classified) or the entire Board of Directors may be removed from office by shareholder vote at any time, without assigning any cause, but only if shareholders entitled to cast at least 80% of the votes which all shareholders would be entitled to cast at an annual election of directors (or of such class of directors if the Board is then classified) shall vote in favor of such removal.

(d)           Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs.  A person elected to fill a vacancy in the Board of Directors shall hold office for a term expiring at the next annual meeting of shareholders held immediately following such person being elected to fill the vacancy.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(e)           Whenever the holders of any class or series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Company, none of the foregoing provisions of this Section 3.1 shall apply with respect to the director or directors elected by such holders of preferred stock.

3.2          Notwithstanding any other provisions of law, the Articles or the By-Laws of the Company, the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, this Division C, unless such action has been previously approved by a two-thirds vote of the whole Board of Directors.

3.3          No Director shall be personally liable for monetary damages as such (except to the extent otherwise provided by law) for any action taken, or any failure to take any action, unless such Director has breached or failed to perform the duties of his or her office under Title 42, Chapter 83, Subchapter F of the Pennsylvania Consolidated Statutes (or any successor statute relating to Directors’ standard of care and justifiable reliance); and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

If the Pennsylvania Consolidated Statutes are amended after May 22, 1987, the date this section received shareholder approval, to further eliminate or limit the personal liability of

Directors, then a Director shall not be liable, in addition to the circumstances set forth in this section, to the fullest extent permitted by the Pennsylvania Consolidated Statutes, as so amended.

The provisions of this section shall not apply to any actions filed prior to January 27, 1987 nor to any breach of performance of duty, or any failure of performance of duty, by any Director occurring prior to January 27, 1987.

Division D:  PROCEDURES RELATING
TO CERTAIN BUSINESS COMBINATIONS

4.1          Votes Required; Exceptions.

(a)           The affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote in an annual election of directors (the “Voting Stock”), voting together as a single class, shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) involving a “Related Person” (as hereinafter defined); provided, however, that the 80% voting requirement shall not be applicable if:

(1)           The “Continuing Directors” (as hereinafter defined) of the Company by a two-thirds vote have expressly approved such Business Combination either in advance of or subsequent to such Related Person’s having become a Related Person; or

(2)           both the following conditions are satisfied:

(A)          the aggregate amount of the cash and the “Fair Market Value” (as hereinafter defined) of the property, securities and “Other Consideration” (as hereinafter defined) to be received per share by holders of capital stock of the Company in the Business Combination, other than the Related Person, is not less than the “Highest Equivalent Price” (as hereinafter defined) of such shares of capital stock; and

(B)          a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, whether or not the Company is then subject to such requirements, shall have been mailed to all shareholders of the Company.  The proxy or information statement shall contain at the front thereof, in a prominent place, the position of the Continuing Directors as to the advisability (or inadvisability) of the Business Combination and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by the Continuing Directors as to the fairness of the terms of the Business Combination, from the point of view of the holders of the outstanding shares of capital stock of the Company other than any Related Person.

(b)           Such 80% vote shall in any such instance be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

4.2          Definitions.  For purposes of this Division D:

(a)           A “Person” shall mean any individual, partnership, corporation or other entity.  As used herein, the pronouns “which” and “it” in relation to Persons which are individuals shall be construed to mean “who” or “whom”, “he” or “she”, and “him” or “her”, as appropriate.

(b)           The terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on November 10, 1983 (the term “registrant” in said Rule 12b-2 meaning in this case the Company).

(c)           The term “Beneficial Owner” (and variations thereof) shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on November 10, 1983; provided, however, that notwithstanding any provision of Rule 13d-3 to the contrary, an entity shall be deemed to be the Beneficial Owner of any share of capital stock of the Company that such entity has the right to acquire at any time pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

(d)           The term “Voting Stock” shall have the meaning set forth at the beginning of Section 4.1(a) of this Division D.

(e)           The term “Subsidiary” of any Person shall mean any corporation of which a majority of the capital stock entitled to vote for the election of directors is Beneficially Owned by such Person directly or indirectly though other Subsidiaries of such Person.

(f)            The term “Substantial Part” of the assets of any person shall mean more than 10% of the Fair Market Value, as determined by a two-thirds vote of the Continuing Directors, of the total consolidated assets of such Person and its Subsidiaries as of the end of its most recent fiscal year ended prior to the time the determination is being made.

(g)           The term “Other Consideration” shall include, without limitation, shares of Common Stock or other capital stock of the Company retained by the holders of such shares in the event of a Business Combination in which the Company is the surviving corporation.

(h)           The term “Continuing Director” shall mean a director of the Company who is unaffiliated with any Related Person and either (1) was a director of the Company immediately prior to the time the Related Person involved in a Business Combination became a Related Person or (2) is a successor to a Continuing Director and is recommended to succeed a continuing Director by a majority of the then Continuing Directors.  Where this Division D contains provisions for a determination, recommendation or approval by the Continuing Directors, if there is at any particular relevant time no Continuing Director in office, then such provision shall be deemed to be satisfied if the Board, by a two-thirds vote of the whole Board of Directors, makes or gives such determination, recommendation or approval.

(i)            The term “Business Combination” shall mean

(1)           any merger, consolidation or share exchange of the Company or a Subsidiary of the Company with a Related Person, in each case without regard to which entity is the surviving entity;

(2)           any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets of the Company (including without limitation any voting securities of a Subsidiary of the Company) or a Subsidiary of the Company to or with a Related Person (whether in one transaction or series of transactions), or of all or any Substantial Part of the assets of a Related Person to the Company or a Subsidiary of the Company;

(3)           the issuance, transfer or delivery of any securities of the Company or a Subsidiary of the Company by the Company or any of its Subsidiaries to a Related Person, or of any securities of a Related Person to the Company or a Subsidiary of the Company (other than an issuance or transfer of securities which is effected on a pro rata basis to all shareholders of the Company or of the Related Person, as the case may be);

(4)           any recapitalization, reorganization or reclassification of securities (including any reverse stock split) or other transaction that would have the effect, directly or indirectly, of increasing the voting power of a Related Person;

(5)           the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of a Related Person; or

(6)           any agreement, plan, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

(j)            The term “Related Person” at any particular time shall mean any Person if such Person, its Affiliates, its Associates, and all Persons of which it is an Affiliate or Associate Beneficially Own in the aggregate 10% or more of the outstanding Voting Stock of the Company, and any Affiliate or Associate of any such Person, and any Person of which such Person is an Affiliate or Associate.  With respect to any particular Business Combination, the term “Related Person” means the Related Person involved in such Business Combination, any Affiliate or Associate of such Related Person, and any Person of which such Related Person is an Affiliate or Associate.  Where in this Division D any reference is made to a transaction involving, or ownership of securities by, a Related Person, it shall mean and include one or more transactions involving different Persons all included within the definition of “Related Person”, or ownership of securities by any or all of such Persons.  Each Person who is an Affiliate or Associate of a Related Person shall be deemed to have become a Related Person at the earliest time any of such Persons becomes a Related Person.

(k)           The term “highest Equivalent Price” with respect to shares of capital stock of the Company of any class or series shall mean the following:

(1)           with respect to shares of Common Stock, the highest price that can be determined to have been paid at any time by a Related Person for any shares of Common Stock; and

(2)           with respect to any class or series of shares of capital stock other than Common Stock, the higher of the following:

(A)          if any shares of such class or series are Beneficially Owned by a Related Person, the highest price that can be determined to have been paid at any time by a Related Person for such shares; or

(B)          the amount determined by the Continuing Directors, on whatever basis they believe is appropriate, to be the per share price equivalent of the highest price that can be determined to have been paid at any time by a Related Person for any shares of any other class or series of capital stock of the Company.

In determining the Highest Equivalent Price, all purchases by a Related Person shall be taken into account regardless of whether the shares were purchased before or after the Related Person became a Related Person.  Also, the Highest Equivalent Price shall include any brokerage commissions, transfer taxes, soliciting dealers’ fees and other expenses paid by the Related Person with respect to the shares of capital stock of the Company acquired by the Related Person.  In the case of any Business Combination with a Related Person, the Continuing Directors by a two-thirds vote shall determine the Highest Equivalent Price for each class and series of capital stock of the Company.

(l)            The term “Fair Market Value” shall mean (1) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the New York Stock Exchange’s consolidated transaction reporting system, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Continuing Directors; and (2) in the case of property other than stock or cash, the fair market value of such property on the date in question as determined by a two-thirds vote of the Continuing Directors.

4.3          Miscellaneous.

(a)           The Continuing Directors, by a two-thirds vote, are authorized to determine for purposes of this Division D on the basis of information known to them after reasonable inquiry:  (1) whether a Person is a Related Person, (2) the number of shares of Voting Stock Beneficially Owned by any Person, (3) whether a Person is an Affiliate or Associate of another, (4) whether certain assets constitute a Substantial Part of the assets of any Person, (5) the amounts of prices paid, market prices, and other factors relative to fixing the Highest Equivalent Price of shares of capital stock of the Company and (6) the Fair Market Value of property, securities and Other Consideration received in a Business Combination.  Any such determination made in good faith shall be binding and conclusive on all parties.

(b)           Nothing contained in this Division D shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

(c)           The fact that any Business Combination complies with the conditions set forth in Subsection (a)(2) of Section 4.1 of this Division D shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Company, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

(d)           Notwithstanding any other provisions of law, the Articles or the By-Laws of the Company, the affirmative vote of the holders of not less than 80% of the voting power of the Voting Stock of the Company, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, this Division D.

Sixth:  Henceforth, these Articles of the Company shall not include any prior documents.